Primark Private Equity Investments Fund

Class I Shares
Class II Shares

Supplement dated August 12, 2021
to the Prospectus and Statement of Additional Information (“SAI”) each dated July 29, 2021

Effective August 9, 2021, Adam Goldman is on voluntary leave until November 30, 2021 and Mark Sunderhuse will be the sole portfolio manager to the Fund in the interim.

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This Supplement should be read in conjunction with the Fund’s Prospectus and SAI. This Supplement, and the Prospectus and SAI, each dated July 29, 2021, provide relevant information for all shareholders and should be retained for future reference. The Prospectus and SAI have been filed with the Securities and Exchange Commission and are incorporated herein by reference. These can be obtained without charge by calling 1-877-792-0924.